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                                                                EXHIBIT 7.4



                         REGISTRATION RIGHTS AGREEMENT


     This Agreement is made this 28th day of July, 1989 by and among CODE-ALARM, INC., a Michigan corporation ("the Company"), DAVID L. SKINNER and his wife SHIRLEY A. SKINNER ("the Shareholders").

     WHEREAS, pursuant to the terms of an Agreement and Plan of Merger and Agreement and Plan of Reorganization ("the Merger Documents") of even date herewith, the Shareholders are to receive cash and certain shares of the Company's common stock, without par value ("the Common Stock"); and

     WHEREAS, the Common Stock has not been registered under the federal or state securities laws; and

     WHEREAS, as a condition to the consummation of the Merger Documents and the transactions contemplated therein, the Shareholders have required that they be granted certain "piggy-back" registration rights under the federal securities laws for a portion of the shares of the Common Stock.

     NOW, THEREFORE, it is agreed as follows:

     1. Registration Rights. In the next registration statement filed with the Securities and Exchange Commission for the registration of shares of Common Stock of the Company for public sale [but not including any such shares registered for
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issuance upon conversion of any convertible security of the Company (the
"Registration Statement")], in the event a Registration Statement is filed prior to July 29, 1991, the Company shall include up to 25,000 shares of each of the Common Stock in such Registration Statement, provided, the Shareholders shall have made a request therefor in writing at least 30 days prior to the filing of any such Registration Statement. The Company agrees to give the Shareholders written notice of any proposed filing of such Registration Statement in such a manner so as to allow the Shareholders to timely exercise their registration rights granted hereunder. Notwithstanding the foregoing, if in the reasonable opinion of the lead underwriter who is expected to market the securities covered by such Registration Statement, the inclusion of all or part of the Shareholders' Common Stock therein shall be impracticable or inadvisable, to the extent the inclusion of such shares shall be so impracticable or inadvisable, the rights of the Shareholders under this paragraph to have their shares included in such Registration Statement shall be reduced pro rata as to the number of shares being sold by any other selling shareholder, or suspended, as appropriate, but only as to such Registration Statement. In the event that 25,000 shares of each of the Shareholders are not registered, the Company shall use its best efforts to have the amount not so registered included in the next Registration Statement until 25,000 shares each are


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registered. In no event shall the Shareholder have any registration rights hereunder after July 28, 1991.

     2. Cost Of Registration. In the event that any shares of Common Stock are included in a Registration Statement as provided in this Agreement, the Shareholders participating in such offering shall not bear the cost incurred by the Company attributable to the registration of their shares; provided, however, that the proceeds payable to the Shareholders shall be reduced by all underwriting or pricing discounts and agency fees or commissions.

     3. Additional Conditions. In the event that shares of the Common Stock are to be included in a Registration Statement as provided hereunder, the Shareholders shall furnish the Company with such appropriate information as the Company shall reasonably request concerning the Shareholders, and each of them, as is necessary for the Company to comply with the disclosure requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder. Following the effective date of such Registration Statement, the Company shall, upon the reasonable request of the Shareholders, supply such number of prospectuses meeting the requirements of the Act as shall be requested by the Shareholders to permit the Shareholders to make a public offering of all the shares of the Common Stock included

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therein. The Company shall exercise good faith efforts to qualify the shares of
Common Stock of the Shareholders for sale in such states as the Shareholders shall reasonably designate.

     The Shareholders shall indemnify and hold harmless the Company and each underwriter from and against all liabilities under the Act or otherwise arising from such Registration Statement, in the same manner as the Company is or becomes obligated to indemnify any underwriter or agent in connection with offering the Common Stock for sale, or shall contribute to payments of the Company to the same extent and with the same effect as the Company indemnifies the underwriter or agent or agrees to contribute to payments the Company may be required to make to such underwriter or agent.


     4. Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, legatees, devisees, legal representatives, successors and assigns which agree in writing to be bound by the terms hereof.

     5. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements relating to the subject matter hereof. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements between the

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warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements between the parties other than those expressly set forth herein with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a written instrument duly executed by both of the parties hereto which refers to this Agreement.

        6. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Michigan (excluding the choice of law rules thereof).

        IN WITNESS WHEREOF, the undersigned have executed this document as of the date first above written.

                                                CODE-ALARM, INC.

                                                By: /s/ Rand W. Mueller
                                                   ----------------------------
                                                    Rand W. Mueller
                                                    President


                                                SHAREHOLDERS

                                                /s/ David L. Skinner
                                                -------------------------------
                                                David L. Skinner



                                                /s/ Shirley A. Skinner
                                                -------------------------------
                                                Shirley A. Skinner




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